FOR IMMEDIATE RELEASE

FORWARD ENTERS INTO NEW LICENSE AGREEMENT WITH MOTOROLA

Pompano Beach, FL, May 27, 2008 – Forward Industries, Inc. (NASDAQ:FORD), a designer and distributor of custom carrying case solutions; today announced that it has entered into a new, non-exclusive license agreement with Motorola Inc., to distribute Motorola branded products to customers in the United States, Canada, and Europe, through March 31, 2009.

Under the new license agreement, Forward is permitted to design, manufacture, and sell Motorola branded carry solutions, face plates, cleaners and decorative accessories for mobile telephones and related accessories directly to third party wholesalers and retailers in the licensed territories.

Douglas W. Sabra, Forward’s Chief Executive Officer, commented, “We are extremely pleased to continue our relationship with Motorola, with whom we have been a licensee since 2001.  Under this new agreement, our licensed territory will now include the United States market, in addition to the European market. Given Motorola’s strong brand recognition in United States, we are very excited about the prospect of introducing an array of innovative high quality Motorola accessories into this market, and we look forward to reporting our progress.”

Note Regarding Forward-Looking Statements

In addition to the historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties. Actual results may differ substantially from those referred to herein due to a number of factors. Such risk factors include but are not limited to those discussed in Item 7, Part II, “Management's Discussion and Analysis of Financial Condition and Results of Operations”, and Item 1A, Part I, “Risk Factors”, in our Annual Report on Form  10-K and as updated in our Quarterly Reports on Form 10-Q. Such factors include, among others, the degree of our success in winning new business from our customers and against competing vendors; the high degree of our customer concentration and, therefore, the dependence of our revenues and results of operations on order flow from these OEM customers; the inability to satisfy quality control standards required by key OEM customers resulting in a loss of material business; the resulting susceptibility of our revenues and results of operation to significant change over short periods of time; changes affecting, or the loss of, one or more of our principal OEM customers; the dependence of such revenues of certain OEM customers on the continuing efforts of certain key sales personnel; and the potential to add materially to our inventory allowance and the effective management of inventory including in connection with our OEM customers’ hub arrangements to which we are subject.

About Forward Industries

Forward Industries, Inc. designs and distributes custom carrying case solutions primarily for cellular phones and home medical diagnostic equipment.  The Company sells its products directly to original equipment manufacturers and also markets a line of Carry Solutions under the “Motorola” brand name.  Forward’s products can be viewed online at www.fwdinnovations.com and www.forwardindustries.com.

CONTACT:

Forward Industries, Inc.

James McKenna, CFO

(954) 419-9544

MOTOROLA and the Stylized M Logo are registered in the US Patent & Trademark Office. All other product or service names are the property of their respective owners.  All rights reserved.